Scott E. Willkomm Resigns as President and Chief Executive Officer of Scottish Re Group Limited Company Release - 07/31/2006 05:00

HAMILTON, Bermuda, July 31 /PRNewswire-FirstCall/ -- Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, today announced that Scott E. Willkomm has resigned his position as President and Chief Executive Officer.

The Board of Directors appointed Paul Goldean, Executive Vice President and General Counsel, to the position of interim Chief Executive Officer, effective immediately.

Glenn Schafer, Chairman of the Board of Directors, said the Board has appointed a special committee, The Office of the Chairman, to assist executive management in directing the company in the near term. The committee will include two longtime insurance industry executives, Bill Caulfeild-Browne and Mr. Schafer, as well as Mr. Goldean.

"I am looking forward to working with the Office of the Chairman and tapping the long-term experience, knowledge and insights of both Glenn and Bill," said Mr. Goldean.

Mr. Schafer retired as Vice Chairman of Pacific Life Insurance Company at the end of 2005, having joined the company in 1986. During his tenure, Mr. Schafer served as Chief Financial Officer and President and added the Vice Chairman role for the last ten months of his career at Pacific Life.

Mr. Caulfeild-Browne was the Chief Operating Officer (U.S.) for Swiss Re Life and Health North America from 1996 to 1998. He was Chief Operating Officer and a director of The Mercantile and General Life Reassurance Company, U.S., from 1990 to 1996.

Mr. Goldean joined the Company in February 2002 as its Senior Vice President and General Counsel. Prior to joining the Company, Mr. Goldean worked at Jones, Day, Reavis & Pogue where, among other things, he acted as outside counsel to the Company.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Additional information about Scottish Re Group Limited can be obtained from its web site, http://www.scottishre.com.

     Contact

     Brunswick Group
     Steven Lipin/Sarah Lubman
     (212) 333-3810

SOURCE Scottish Re Group Limited

Contact: Steven Lipin, or Sarah Lubman, both of Brunswick Group, +1-212-333-3810